Exhibit 5

November 11, 2005

Global Imaging Systems, Inc.

3820 Northdale Boulevard, Suite 200A

Tampa, Florida 33624

Re:	2004 Omnibus Long-Term Incentive Plan

Ladies and Gentlemen:

I am General Counsel of Global Imaging Systems, Inc., a Delaware corporation (the “Company”). I have been asked to render this opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance of up to eight hundred fifty thousand (850,000) shares of the Company’s Common Stock, $0.01 par value (the “Shares”), to be issued to certain employees and directors of the Company under an amendment to the Company’s 2004 Omnibus Long-Term Incentive Plan (the “Plan”).

I have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of government officials and corporate officers and representatives and have reviewed and discussed other papers and matters of fact and law as I have deemed relevant and necessary and on which I have relied as a basis for the following opinions. I have assumed the authenticity of all documents submitted as originals and the conformity with the original documents of any copies of such documents submitted for examination.

In this regard, I am of the opinion that:

1.    The Company is a validly organized and existing corporation under the laws of the Sate of Delaware.

2.    All proper corporate proceedings have been taken so that the Shares have been duly authorized and, when issued and paid for in accordance with the terms and conditions of the Plan, assuming due execution of the certificates therefore, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion in the Registration Statement.

Very truly yours,

/s/ Lawrence Paine

Lawrence Paine